Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Orion Energy Systems, Inc.

Manitowoc, Wisconsin

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our reports dated June 23, 2016, relating to the consolidated financial statements, and financial statement schedule, and the effectiveness of Orion Energy Systems, Inc.’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended March 31, 2016. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of March 31, 2016.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Milwaukee, Wisconsin
February 28, 2017